Exhibit 10.2

VOTING AGREEMENT

VOTING AGREEMENT dated as of February 5, 2021 (this “Agreement”), by and between FS Development Holdings, LLC, a Delaware limited liability company (“FS Sponsor”), Gemini Therapeutics, Inc., a Delaware corporation formerly known as FS Development Corp. (the “Company”), and each of the individuals and entities executing a counterpart signature page to this Agreement (each, a “Voting Party”, and, collectively, the “Voting Parties”).

RECITALS

WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of October 15, 2020 (the “Merger Agreement”), by and among Parent, FSG Merger Sub, Inc., a Delaware corporation (“Merger Sub”), FS Development Holdings, LLC, a Delaware limited liability company, Shareholder Representative Services LLC, a Colorado limited liability company, as the Stockholders’ Representative, and Gemini Therapeutics, Inc., a Delaware corporation (the “Gemini”);

WHEREAS, all capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement and simultaneously with the execution and delivery of this Agreement, Merger Sub is being merged with and into Gemini, with Gemini being the Surviving Corporation, as a result of which Gemini will be the wholly-owned subsidiary of the Company; and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FS Sponsor, the Company and each Voting Party intending to be legally bound, agree as follows:

AGREEMENT

1. Agreement to Vote. During the Term (as defined below), each Voting Party agrees to vote all voting securities of the Company that it owns from time to time and may vote in the election of the Company’s directors (collectively, “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or by written consent.

2. Board of Directors.

2.1 Immediately following the consummation of the Merger, or as soon as practicable thereafter, the Company board of directors (the “Board”) will be comprised of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 2 Directors, Class II consisting of 3 Directors and Class III consisting of 2 Directors. Jean George and Dr. Carl Gordon shall constitute the initial members of Class I and shall be nominated in Class I, the members of which shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2021; David Lubner, Dr. Tuyen Ong and Jason Rhodes shall constitute the initial members of Class II and shall be nominated in Class II, the members of which shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2022; and Jason Meyenburg and Dr. Jim Tananbaum shall constitute the initial members of Class III and shall be nominated in Class III, the members of which shall have an initial term that expires at the annual meeting of stockholders held in 2023. The full seven (7) member Board will be comprised of Jason Meyenburg, Jim Tananbaum, Carl Gordon and four (4) other members of the Gemini board of directors.

2.2 Until the fifth (5th) anniversary of the date of this Agreement (the “Term”), at each annual or special meeting of stockholders of the Company, FS Sponsor shall have the right to designate for election as a member of the Board, and the Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to the Company’s stockholders), one (1) individual to serve as a Class III Director; provided, however, if at any time during such five-year period the FS Sponsor owns less than 1,217,563 shares of Class A Common Stock of the Company (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of the FS Sponsor and obligations of the Board under this Section 2.2 shall automatically terminate.

2.3 Provisions relating to authority to appoint four (4) of the Gemini directors set forth in Section 2.1 to be determined by Gemini’s current board of directors at its sole discretion.

2.4 If FS Sponsor cease to be entitled to nominate any Directors in accordance with Section 2.2 or Section 2.3, then such Directors shall be nominated by the Board and approved by the holders of the outstanding shares of Common Stock. All Directors shall hold office, subject to their earlier death, resignation or removal in accordance with this Agreement and applicable law, until their respective successors shall have been elected and qualified.

2.5 All Directors elected in accordance with Section 2.2 or Section 2.3, as applicable, shall be removed from the Board only upon the vote or written consent of the Voting Party that is entitled to nominate, appoint or elect such Director under Section 2.2 or Section 2.3, as applicable. Upon any decrease in the rights of any such Voting Party to nominate, appoint or elect any Director pursuant to Section 2.2 or Section 2.3, as applicable, the applicable Voting Party shall promptly cause the removal or resignation of an applicable number of Directors if requested by the Board. Upon any individual elected as provided in Section 2.2 or Section 2.3, as applicable, ceasing to be a member of the Board, whether by death, resignation or removal or otherwise, only the Voting Party that was entitled to nominate, appoint or elect such individual under Section 2.2 or Section 2.3, as applicable, shall have the right to fill any resulting vacancy in the Board; provided that such Voting Party still has the right to nominate, appoint or elect the applicable Director pursuant to Section 2.2 or Section 2.3, as applicable. If the Company has reduced the size of the Board following such death, resignation or removal or other departure of such individual from the Board, then if requested by any Voting Party entitled to designate a Director pursuant to Section 2.2 or Section 2.3, as applicable, who is not currently serving on the Board, the Company and the Voting Party shall take all actions necessary to increase the size of the Board and nominate, appoint or elect to the resulting vacancy the applicable Director entitled to be designated by such Voting Party pursuant to Section 2.2 or Section 2.3, as applicable.

3. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless the Voting Shares are sold on a national securities exchange on which the Company common stock is listed for trading on the date in question (the “Trading Market”).

4. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

5. Specific Enforcement. It is agreed and understood that (a) monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, (b) this Agreement shall be specifically enforceable and (c) any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

6. Manner of Voting. The voting of the Voting Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7. Termination. This Agreement shall terminate on the last day of the Term.

8. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended, or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and FS Sponsor.

9. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by the Voting Parties shall become Voting Shares for purposes of this Agreement.

10. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions.

12. Counterparts; Electronic Execution or Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed electronically; any executed counterpart of this Agreement may be delivered by facsimile or electronic mail; and any such electronically executed or delivered copy of a counterpart signature page shall have the same force and effect as an originally executed copy hereof.

13. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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IN WITNESS WHEREOF, this Voting Agreement is hereby executed effective as of the date first set forth above.

FS Development Holdings, LLC
a Delaware Limited Liability Company

By:	/s/ Dennis Ryan
Name: Dennis Ryan
Title: Chief Financial Officer

GEMINI THERAPEUTICS, INC.
a Delaware corporation f/k/a FS Development Corp.

By:	/s/ Jason Meyenburg
Name: Jason Meyenburg
Title: Chief Executive Officer

VOTING PARTIES:

LIGHTSTONE VENTURES, L.P.

By: LSV Associates, L.L.C.,
its general partner

By:	/s/ Jean M. George
Name: Jean M. George
Title: Managing Director

LIGHTSTONE VENTURES (A), L.P.

By:LSV Associates, L.L.C.,
its general partner

By:	/s/ Jean M. George
Name: Jean M. George
Title: Managing Director

LIGHTSTONE SINGAPORE, L.P.

By:LSV Associates, L.L.C.,
its general partner

By:	/s/ Jean M. George
Name: Jean M. George
Title: Managing Director

ORBIMED PRIVATE INVESTMENTS VI, L.P.

By: OrbiMed Capital GP VI LLC,
its General Partner

By: OrbiMed Advisors LLC,
its Managing Partner

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

ATLAS VENTURE FUND X, L.P.

By: Atlas Venture Associates X, L.P.
its General Partner

By: Atlas Venture Associates X, LLC its General Partner

By:	/s/ Ommer Chohan
Name:	Ommer Chohan
Title:	Chief Financial Officer

WU CAPITAL INVESTMENT LLC
By: Wu Capital Investment LLC Its: Director

By:	/s/ Yajun Wu
Name:	Yajun Wu
Title:	Director